EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

	State or Other Jurisdiction of Incorporation	Percentage Ownership
Parent
Madison Bancorp, Inc.	Maryland
Subsidiary
Madison Square Federal Savings Bank	United States	100%
Subsidiary of Madison Square Federal Savings Bank (1)
Madison Financial Services Corporation	Maryland	100%

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(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements included in this Annual Report on Form 10-K.